Exhibit 4.40

The Bank of Nova Scotia 40 King Street West Scotia Plaza, 62nd Floor Toronto, Ontario M5W 2X6	ABN AMRO Bank N.V. 79 Wellington Street West 15th Floor Toronto, Ontario M5K 1G8

CONFIDENTIAL

September 19, 2007

Yamana Gold Inc.
150 York Street
Suite 1102
Toronto, Ontario
M5H 3S5

Attention: Charles Main, Chief Financial Officer

Re:    Commitment Letter—U.S. $400,000,000 Senior Secured Credit Facility in favour of Yamana Gold Inc. (the "Borrower")

        Reference is made to the commitment letter dated August 10, 2007 between the Borrower, The Bank of Nova Scotia and ABN AMRO Bank N.V. (said commitment letter, together with the term sheet referred to therein, the "U.S. $400,000,000 Commitment Letter"). Paragraph (ix) of the Section entitled "Conditions Precedent to First Drawdown Under the Credit Facility" of the Term Sheet is hereby deleted in its entirety and replaced by the following:

  (ix)
  100% of the shares in the capital of Northern and greater than 50% of the shares in the capital of Meridian shall have been acquired by the Borrower or otherwise tendered in connection with the applicable Transaction;

        All capitalized terms used herein shall have the meaning ascribed thereto in the Commitment Letter.

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Yours very truly,

THE BANK OF NOVA SCOTIA		ABN AMRO BANK N.V.
By:	/s/ E. Ivanov Name: Evan Ivanov Title: Associate Director	By:	/s/ Albert P. Jones Name: Albert P. Jones Title: C.O.O. & C.F.O.
By:	/s/ Bob Deol Name: Bob Deol Title: Associate	By:	/s/ Michael D. Quinn Name: Michael D. Quinn Title: Vice President
Agreed to and Accepted this 19th day of September, 2007.
YAMANA GOLD INC.
		By:	/s/ Charles B. Main Name: Charles B. Main Title: Chief Financial Officer and VP, Finance
		By:	Name: Title: